J2 Global to Redeem 3.25% Convertible Senior Notes Due 2029

LOS ANGELES, Calif., June 2, 2021 – J2 Global, Inc. (NASDAQ: JCOM) announced today that it has issued a notice of redemption to redeem all of its outstanding 3.25% Convertible Senior Notes due 2029 (CUSIP Number 48123V AC6) (the "Notes") on the redemption date of August 2, 2021. As of May 28, 2021, approximately $402.4 million principal amount of the Notes was outstanding. On May 28, 2021, the closing price of the common stock, as reported on the Nasdaq Global Select Market, was $124.53.

The Notes will be redeemed at a stated redemption price equal to 100% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to (but excluding) the redemption date.
The conversion rate of the Notes as of June 2, 2021, is 14.7632 shares of the common stock of the Company per $1,000 principal amount of the Notes, which is equivalent to a conversion price of $67.74 per share of common stock. Holders may surrender their Notes for conversion at any time before the close of business (which is 5:00 p.m., New York City time), on July 28, 2021, the third Scheduled Trading Day immediately preceding the redemption date. Holders of the Notes that want to convert the Notes must satisfy the requirements set forth in the Notes and the indenture for the Notes. Conversions of Notes for which a notice of conversion is submitted after the close of business (which is 5:00 p.m., New York City time) on June 18, 2021 and prior to the close of business (which is 5:00 p.m., New York City time), on July 28, 2021 (the “Redemption Period”) will have a settlement amount based on a conversion period of the 30 consecutive trading days beginning on June 16, 2021 to and including July 28, 2021.
Holders should note that Holders may also surrender Notes for conversion pursuant to the indenture during the period beginning on, and including, March 15, 2021 and ending on, but excluding June 20, 2021 (the “Common Conversion Period”). Conversions of Notes for which a notice of conversion is submitted during the Common Conversion Period (i.e. prior to the close of business (which is 5:00 p.m., New York City time) on June 18, 2021) will have a settlement amount based on a conversion period of the 30 consecutive trading days beginning on May 5, 2021 to and including June 16, 2021.
Conversions of Notes for which a notice of conversion is submitted during either the Common Conversion Period or the Redemption Period will be settled by combination settlement, with a cash payment of $1,000 per $1,000 principal amount of Notes and the remaining amount to be settled with shares of common stock of the Company.
Upon conversion, a Holder will not receive any separate cash payment for accrued and unpaid interest and the Company’s settlement of the conversion obligation shall be deemed to satisfy its obligation to pay the principal amount of the Note and accrued and unpaid interest to, but not including the relevant conversion date. Notwithstanding the foregoing, if Notes are converted after the close of business on the regular record date occurring on June 1, 2021, holders of such Notes as of the close of business on such regular record date will receive the full amount of interest payable on such Notes on the corresponding interest payment date on June 15, 2021 notwithstanding the conversion.
On the redemption date, the redemption price will become due and payable upon each Note to be redeemed and interest thereon, if any, shall cease to accrue on and after the redemption date.

A copy of the notice of redemption may be obtained from U.S. Bank, National Association, as trustee, paying agent and conversion agent, by calling (651) 466-7367.

Other Information
On April 19, 2021, the Company announced its plan to separate the company into two independent publicly traded companies – J2 Global and Consensus – through a spin-off of at least 80.1% of the outstanding shares of Consensus common stock to J2 Global stockholders (the “Spin-Off”). The Spin-Off is expected to be completed in the third quarter of 2021. The Company has not yet set a record date for the distribution of the shares of Consensus to J2 Global stockholders.
In connection with any submission of a Notice of Conversion, Holders should be aware of Section 12.02(i) of the Indenture, which provides that “The Person in whose name the shares of Common Stock shall be issuable upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date (if the Company elects to satisfy the related Conversion Obligation by Physical Settlement) or the close of business on the last Trading Day of the relevant Conversion Period (if the Company elects to satisfy the related Conversion Obligation by Combination Settlement), as the case may be. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.” Accordingly in the case of Combination Settlement, between the Conversion Date and the last Trading Day of the relevant Conversion Period, a Person that has submitted a Notice of Conversion with respect to a Note is neither a Holder of such Note nor a holder of record of shares of Common Stock issuable upon conversion of such Note.

About J2 Global

J2 Global, Inc. (NASDAQ: JCOM) is a leading internet information and services company consisting of a portfolio of brands including IGN, Mashable, Humble Bundle, Speedtest, PCMag, RetailMeNot, Offers.com, Spiceworks, Ekahau, Everyday Health, BabyCenter and What To Expect in its Digital Media business and eFax, eVoice, iContact, Campaigner, Vipre, IPVanish and KeepItSafe in its Cloud Services business. J2 reaches more than 240 million people per month across its brands. As of December 31, 2020, J2 had achieved 25 consecutive fiscal years of revenue growth. For more information about J2, please visit www.j2global.com.

Forward-Looking Statements

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including market and other conditions and include uncertainties regarding the Spin-Off, including whether it can be completed with the proposed form, terms or timing, or at all. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors described in J2 Global’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time by J2 Global with the SEC. Although management’s expectations may change after the date of this press release, J2 Global undertakes no obligation to revise or update these statements.

Scott Turicchi
(800) 577-1790
J2 Global, Inc.
investor@j2.com

Source: J2 Global, Inc.